***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. Sec. 200.80(b)(4),
200.83 and 240.24b-2

TECHNOLOGY TRANSFER & LICENSE AGREEMENT

This Agreement ("Agreement") is made and entered into as of the 18th day of September, 2001, by and between AIWA CO., LTD, a Japanese corporation having its principal place of business at 2-11, Ikehohata 1 chome, Taito-ku, Tokyo, 110-8710, Japan (hereinafter referred to as "AIWA") and Ecrix Corporation, a Delaware corporation having its principal place of business at 5525 Central Avenue, Boulder, CO 80301, U.S.A. (hereinafter referred to as "ECRIX").

RECITALS

(1) AIWA and Ecrix entered into a Joint Development Agreement as of the 4th day of December, 1997 (hereinafter referred to as "JDA") relating to the joint development of certain 8mm tape drive products more particularly defined therein (hereinafter referred to as the "VXA-1 Products") using the respective development and manufacturing expertise of both parties;

(2) The parties subsequently entered into a Manufacturing and Supply Agreement dated the 31st day of March 1999 including supplemental agreements dated the 9th day of December, 1998 entitled "AIWA's Response" and dated 24th December 1998 entitled "Clarification of AIWA's Response" (hereinafter collectively referred to as "MSA") relating to the manufacture, supply and distribution of VXA-1 Products.

(3) Under MSA, AIWA has made and supplied to Ecrix approximately [...***...] units of VXA-1 Products as an exclusive manufacturer thereof and both Ecrix and AIWA have been making best efforts to promote VXA Technology as the standard for the next generation tape storage technology in the industry.

(4) Pursuant to the provisions of Section 1.4 of the MSA, the parties agreed to the joint development of migration products of the VXA-1 Products (hereinafter referred to as "VXA-2 Products") and have continued its development up to the stage of providing [...***...] units of VXA-2 ES samples to Ecrix.

(5) Ecrix wishes to have VXA-1 Products manufactured and supplied to Ecrix by Hitachi.

(6) Furthermore, Ecrix wishes to complete the development of VXA-2 Products with Hitachi and have VXA-2 Products manufactured and supplied to Ecrix by Hitachi.

*Confidential Treatment Requested

(7) As a result of discussion between AIWA and Ecrix, both parties agree that AIWA will transfer to Ecrix and Hitachi AIWA VXA Technologies herein below regarding VXA-1 and VXA-2 so that VXA-1 and VXA-2 Products can be manufactured and supplied to Ecrix by Hitachi.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE 1. DEFINITONS

For the purpose of this Agreement, the following terms are defined:

1.01 "VXA-1 Product" shall mean tape storage apparatus currently manufactured by AIWA and marketed by Ecrix under the trademark of VXA-1 with 33GB native storage capacity utilizing 8mm magnetic tape of approximately 170m in length and include modifications and improvements thereof.

1.02 "VXA-2 Product" shall mean tape storage apparatus being jointly developed by Ecrix and AIWA, to be introduced into the market by Ecrix, with 80GB native storage capacity utilizing 8mm magnetic tape of approximately 230m in length and include modifications and improvements thereof.

1.03 "AIWA VXA Technologies" shall mean the following technical information which AIWA has developed and is authorized to disclose:

With regard to VXA-1 Products:

i.) Bill of Materials

ii.) Vendor List

iii.) Components Drawings

iv.) Production Engineering Documents

v.) QA/QC Documents

vi.) Jigs & Toolings & Relevant Documentation

With respect to VXA-2 Mechanism Design

i.) Bill of Materials

ii.) Vender List

iii.) Component Drawings

iv.) Engineering Test/Evaluation data

v.) Jigs & Toolings & Relevant Documentation

ARTICLE 2. GRANT OF LICENSE AND TECHNOLOGY TRANSFER

2.01 AIWA hereby grants to Ecrix a non-exclusive, fully transferable license subject to Article 10.03 to utilize AIWA VXA Technologies to have VXA-1 and VXA-2 Products made by Hitachi or other manufacturer.

2.02 AIWA shall transfer and make available to Hitachi AIWA VXA Technologies in an appropriate manner and the reasonable schedule both of which shall be reasonably determined among Ecrix, Hitachi and AIWA. Technology transfer to other manufacturer shall be made by Ecrix and/or Hitachi.

2.03 Subject to the payment of royalties as defined in Article 4 hereto, AIWA agrees not to assert any patents owned by AIWA against VXA-1 and VXA-2 Products manufactured hereunder during the term of this Agreement. AIWA will provide a list of patent and patent application numbers in each country relevant to AIWA VXA Technologies attached as an appendix to this document.

ARTICLE 3. ENGINEERING SUPPORT

3.01 Within three (3) months from the effective date of the Agreement, upon request by Ecrix or Hitachi, AIWA shall send Aiwa engineer(s) to any Hitachi plant or facility for the support of Hitachi's production and/or development of VXA-1 and VXA-2 products on a fee basis. Ecix shall compensate AIWA for all travel expenses including hotel, transportation etc. Further, Ecrix shall reimburse AIWA an engineering support fee which may be charged based on the number of days spent by Aiwa engineer(s) which shall be calculated based on YEN [...***...] per day per engineer. Notwithstanding the foregoing, Ecrix acknowledges that such Aiwa's engineering support may not be available after three (3) month from the effective date of this Agreement except such support is agreed in writing by Aiwa.

ARTICLE 4. LICENSE FEES AND ROYALTIES

4.01 In consideration of the licenses and non assertions granted pursuant to Article 2, Ecrix shall pay to AIWA, as long as VXA-1 and VXA-2 are manufactured by Ecrix and/or its manufacturing agents including Hitachi a royalty on any VXA-1 or VXA-2 Products. This royalty shall be a certain percent of the Net Selling Price of each such products or a fixed amount per unit as defined below:

	1st 10,000	2nd 10,000	Next 30,000	After 50,000

VXA-1 Products	[...***...] percent	[...***...] percent	[...***...] percent	US $[...***...]

VXA-2 Products	[...***...] percent	[...***...] percent	[...***...] percent	US $[...***...]

*Confidential Treatment Requested

4.02 For the purpose of the above paragraph 4.01, Net Selling Price shall mean the invoice price for VXA-1 or VXA-2 Products sold to Ecrix by Hitachi or other manufacturer in arm's length trade and such price shall not include normal discounts actually granted, insurance fees and packing and transportation charges as invoiced separately to customers and duties and sales taxes actually incurred and paid by Hitachi or other manufacturer in connection with the delivery of such VXA-1 and VXA-2 Products. Net Selling Price applies only to the price for a bare drive (not integrated) and does not include any amounts for integration into a higher level system or product.

4.03 VXA-1and VXA-2 Products shall be considered sold to Ecrix when Ecrix has been invoiced by Hitachi or other manufacturer.

4.04 Within thirty (30) days after March 31, June 30, September 30 and December 31st of each year during the term of this Agreement, Ecrix shall furnish confidentially to AIWA a statement specifying the quantities and the Net Selling Price of each model number of VXA-1 or VXA-2 Products purchased by Ecrix during the preceding calendar quarter and the total amount of royalties payable to AIWA hereunder with respect to all such VXA-1 or VXA-2 Products for such calendar quarter, and Ecrix shall at the time of furnishing such statement pay such amount of royalties to the bank account designated by AIWA.

4.05 Royalties shall be due and payable on all VXA-1 and VXA-2 Products manufactured prior to, but remaining in stock at Hitachi or other manufacturer at the date of expiration or termination of this Agreement. Reports on the number of VXA-1 and VXA-2 Products in stock at the time of expiration or termination of this Agreement shall be submitted to AIWA within thirty (30) days after such expiration or termination. Payment of royalties due shall be effected within thirty (30) days after the expiration or termination of this Agreement.

4.06 All Payment which are not made on the dates specified herein shall accrue interest at the rate of one percent (1%) per month.

4.07 In order that royalties and statements provided for in this Article 4 may be verified, Ecrix agrees to ensure that full, complete and accurate books and records shall be kept covering all purchases and sales of VXA-1 and VXA-2 Products by Hitachi or other manufacturer for a period of six (6) years following such manufacturing and sales. It is agreed that the books and records of Ecrix may be audited from time to time, but not more than once in each year, by an independent certified public accountant appointed by AIWA and reasonably acceptable to Ecrix, to the extent necessary to verify the accuracy of the aforementioned statements and payments. Such inspection shall be completed at AIWA's own expense provided that if any discrepancy or error exceeding four (4%) of the money actually due is found in connection with the computation, the cost of such inspection shall be borne by Ecrix.

4.08 Ecrix shall furnish AIWA whatever additional information AIWA may reasonably request from time to time to enable AIWA to ascertain which products purchased and sold by Ecrix are subject to the payment of royalties to AIWA hereunder and the amount of royalties payable

4.09 It is understood and agreed between the parties that if any new significant design is made for VXA-1 Product or VXA-2 Product which is totally independently developed by Ecrix and/or Hitachi without any use of or reference to AIWA VXA Technologies and such fact is proven so by Ecrix and/or Hitachi, VXA-1 or VXA-2 Products which use such design shall not be subject to royalty payment in this Agreement

ARTICLE 5. SPECIAL ARRANGEMENTS

5.01 Ecrix shall purchase parts and components for VXA-1 Products, which were ordered by Aiwa based on Ecrix's purchase order and forecast in the year of 2000 and have been inventoried at Aiwa, in the following schedule

     i. 9000 VXA parts kits: by November 30th, 2001 (the amounts which AIWA has paid for is YEN [...***...])

     ii. Remaining parts and components: by March 31st 2002 (the amounts which AIWA has paid for is YEN [...***...])

It is understood by the parties that 9000 VXA parts kits of the above i) are no full kits. The amount which Ecrix shall pay for the above kits and parts and components shall be the same amount which AIWA has paid to the vendors without any additional charge to Ecrix. Payment by Ecrix shall be made in such a way that fifty percent (50%) of the amount is paid in advance of each delivery and the remaining fifty percent (50%) be paid within thirty (30) days from each delivery of such parts and components. The cost for transportation from AIWA's warehouse to the place of designated by Ecrix shall be borne by Ecrix. The parts and components sold to Ecrix by AIWA shall be subject to inspection by Hitachi or other agent of Ecrix which shall be made within two (2) weeks after receipt. Any parts, except drum, which fail the inspection, will be repaired by AIWA or returned to AIWA at AIWA's cost for transportation. The value of these returned parts will be subtracted from the total amounts listed above prior to payment to AIWA for the remainder of the parts received which pass inspection. As for the drum, [...***...] percent ([...***...]%) failure rate shall be allowed and any of failed drums beyond such [...***...] percent ([...***...]%) will be repaired or returned to AIWA at AIWA's cost for transportation.

5.02 Ecrix shall purchase all production jigs, equipment and toolings in Exhibit A within thirty (30) days after the execution of this Agreement. (The value is YEN [...***...]. The amounts which Ecrix shall pay for these items shall be the current value at AIWA and payment by Ecrix shall be made in cash to AIWA within thirty (30) days from each deliver with the cost for transportaion from AIWA's facility to the place designated by Ecrix borne by Ecrix.

*Confidential Treatment Requested

In the case that jigs, equipment and toolings are to be physically transferred, these items shall be subject to inspection by Hitachi or other agent of Ecrix in a reasonable manner and within two (2) weeks. Any items which fail the inspection will be repaired or returned to AIWA at AIWA's cost for transportation and the value of these items will be subtracted from the total amount listed above prior to payment to AIWA for the remainder of the items received which pass inspection.

In the case that jigs, equipment and toolings are not to be physically transferred for a certain reason and when these items shall remain in the custody of the parts vendor then AIWA will arrange Hitachi or other agent of Ecrix to establish a transfer of title or transfer of ownership of such items. AIWA will provide details of these jigs, equipment and toolings and sufficient contact information to permit Hitachi or other agent of Ecrix to confirm the existence of these items in good order and full direct access to the custodial vendor for purposes of purchasing parts built from these items.

5.03 Ecrix and AIWA acknowledge that, due to the transfer of AIWA VXA Technologies including toolings and jigs, AIWA will not be able to make and supply to Ecrix VXA-1 Products nor repair, nor service parts for VXA-1 products including those sold to Ecrix prior to the effective date of this Agreement.

ARTICLE 6. SECRECY

6.01 Ecrix and any of its manufacturing agents including Hitachi shall not disclose to any third party the technical information acquired from AIWA in accordance with Article 2 and 3. This obligation, which shall run for the term of this Agreement and shall survive any expiration or termination of the Agreement, shall not apply to the extent information so acquired:

     (a) was known to Ecrix or Hitachi or other manufacturer prior to the date said information was acquired from AIWA, as shown by records of Ecrix or otherwise demonstrated to AIWA's satisfaction;

     (b) Is or has become available to the public in general through no fault of Ecrix or Hitachi or other manufacturer;

     (c) Was or is received from a third party who had a legal right to disclose the same.

In protecting the technical information acquired from AIWA, Ecrix shall take all necessary measures and precautions, including, but not limited to, measures requiring their present and future employees to give suitable undertakings of secrecy both for the period of their employment and thereafter, and that in general such information shall be treated in the same manner and with the same degree of care as Ecrix applies and has applied to its own information of a sensitive or confidential nature.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.01 Authority. Each party represents and warrants to the other parties that this Agreement has been duly authorized, executed and delivered by it and that this Agreement is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally, and to general equitable principles.

7.02 [...***...].

7.03 Ecrix acknowledges that third parties may own patent rights relevant to VXA-1 and VXA-2 Products and Ecrix. accepts that AIWA makes no warranty whatsoever that any making use, sale or other disposition of VXA-1 or VXA-2 Products will be free from infringement of any third parties' patent rights.

ARTICLE 8. TERM & TERMINATION

8.01 This Agreement shall become effective on the date first above written and shall remain in effect as long as VXA-1 and VXA-2 Products are manufactured by Ecrix or by its manufacturing agents including Hitachi. There will be no further obligations of royalty payment by Ecrix after Ecrix stops manufacturing and sales of VXA-1 and VXA-2 products.

8.02 This Agreement may be terminated by either party if the other party breaches any material provision hereof including without limitation any provision requiring payment by Ecrix to AIWA, provided that termination may only take place if (i) the claiming party has given the breaching party written notice specifying the respects in which the claiming party claims this Agreement has been breached and (ii) the breaching party fails to remedy such breach within thirty (30) days after receiving such notice.

8.03 If Ecrix should be dissolved or file a voluntary petition in bankruptcy or seek any court or governmental petition from creditors or make assignment of creditors, or should an order be entered pursuant to any law relating to bankruptcy or insolvency appointing a receiver or trustee for Ecrix, AIWA may give written notice to Ecrix terminating this Agreement and this Agreement shall be terminated in accordance with the notice.

8.04 Effect of Termination or Expiration: Upon the termination in accordance with the above Article 8.02 and Article 8.03, the license granted by Aiwa to Ecrix pursuant to Article 2 hereof shall be terminated therewith.

*Confidential Treatment Requested

8.05 Survival: The parties agree that the following sections survive any expiration or termination of this Agreement: Article 4 (LICENSE FEES AND ROYALTIES), Article 6 (SECRECY), Article 7 (REPRESENTATION AND WARRANTIES), Article 8 (TERM & TERMINATION), Article 9 (NOTICE), and Article 10 (MISCELLANEOUS PROVISIONS).

ARTICLE 9. NOTICE

9.01 Any notice or other communication hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by telex, facsimile or telecopy mechanism provided that any notice so given is also mailed as provided herein, (iii) delivered by Federal Express or similar commercial delivery service or (iv) mailed by certified mail, postage prepaid, return receipt requested, to the party to which such notice or communication is to be given at the address set forth on the signature page of this Agreement or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted, (ii) if given by mail, seven (7) days after such communication is deposited in the mails and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, three (3) business days after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

ARTICLE 10 MISCELLANEOUS PROVISIONS

10.01 ENTIRE AGREEMENT: this Agreement including all exhibits attached hereto set forth the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous negotiations, agreements, arrangements, and understandings with respect to the subject matter hereof. By execution of this Agreement, JDA and MSA shall be expressly terminated except for those provisions, if any, which survive termination as defined in each document

10.02 ASSIGNMENT: The rights and obligations of one party shall not be assignable without the prior written consent of the other party which consent will not be unreasonably withheld. In the event of such assignment, the assignor shall remain in all respect responsible to the non assigning party for performance of the assignor's obligation set forth in this Agreement.

10.03 This Agreement shall inure to the benefit of and be binding upon each of the parties hereto. It is understood between both parties that, as announced, the merger by Exabyte Corporation (hereinafter referred to as "Exabyte") as a surviving corporation of Ecrix, has now been contemplated as a closing date of December 31st 2001. The parties agree that when the said merger takes place successfully, this Agreement shall be transferred to Exabyte as far as Ecrix's rights and obligations are concerned, provided that Exabyte has the capacity to perform all obligations to be performed hereunder and agrees in writing to perform such obligations. After Exabyte's successful merger of Ecrix, AIWA and Exabyte may assign or transfer its rights and obligations arising under this agreement to a successor to its entire business by reason of merger or sets of assets. In such case, either party shall receive thirty (30) days prior written notice of any proposed merger or sales of assets and the intended successor in interest of such proposed merger or sale of assest shall acknowledge in writing to be bound by the terms and conditions of this Agreement. Any attempt of assignment and transfer without such prior written notice of the other party shall be void and without effect.

10.04 RELATINSHIP OF PARTIES: Each party shall conduct all business in its own name as an independent contractor. No joint venture, partnership, employment, agency or similar arrangement is created among the parties. Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect, to pledge its credit, to accept any service of process upon it, or to receive any notices of any nature whatsoever on its behalf.

10.05 SERVABILITY: If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction then, to that extent within the jurisdiction in which it is illegal, invalid or unenforceable, it shall be limited, construed or severed and deleted from this Agreement, and the remaining extent and/or remaining portions hereof shall survive, remain in full force and effect and continue to be binding and shall not be affected except insofar as may be necessary to make sense hereof, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

10.06 AMENDMENT AND WAIVER: Neither this Agreement nor any of its provisions may be amended, changed, modified or waived except in a writing duly executed by an authorized officer of the party to be bound thereby.

10.07 The parties agree that the agreement on ENCORE chip dated June 29th, 2000 and September 15th, 2000 shall be separately effective because of early agreement. AIWA shall sell or arrange its chip manufacturer to sell ENCORE chip to ECRIX and its manufacturing agents including Hitachi at the actual cost paid to the manufacturer plus $[...***...] royalty.

10.08 LIMITATIONS TO GRANT: Nothing contained or construed to be contained in this Agreement shall constitute the grant by Aiwa of any right by way of license or otherwise to Ecrix to use any trademark or trade name of AIWA.

10.09 Non-Refundability: Any payment or transfer of money hereunder from one party to the other shall not be refundable

*Confidential Treatment Requested

10.10 GOVERNING LAW: This Agreement, is deemed entered into and shall in all respects be governed by and construed under the laws of the Sate of Colorado, United States of America

10.11 ARBITRATION: Any disagreement or any questions of determination of terms, interpretation, enforceability or validity arising under or relating to the provisions of this Agreement or the subject matter hereof shall be settled by binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators in accordance with the Rules. In the event that Ecrix demands arbitration, the Court of Arbitration shall convene in Tokyo, Japan. In the event that AIWA demands arbitration, the Court of Arbitration shall convene at Boulder, Colorado, USA. The award of the court of Arbitration shall be final and binding, and may be entered into any court having jurisdiction. The cost of the arbitration proceeding and attorney's fees and expenses of the parties shall be allocated as directed by the Court of Arbitration.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

AIWA Co., LTD	Ecrix Corporation

Name:	Name:
Title:	Title:
Date:	Date: